Exhibit 5.1

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) Rue Osseghem 53 1080 Brussels Belgium		BRUSSELS Bastion Tower Place du Champ de Mars 5 1050 Brussels
	T+	32 2 504 7000
	Direct T+	32 2 504 7605
	F+	32 2 504 7200
	Direct F+	32 2 404 7605
	E	vincent.macq@freshfields.com
	W	freshfields.com
	DOC ID	BRU421261
	OUR REF	VM/DR
	CLIENT MATTER	124494-0026

January 7, 2011

Dear Sirs

Re:	Exchange Offer of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) 5.70% Senior Notes Due 2040

1. We have acted as Belgian legal counsel to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme/naamloze vennootschap) (the Company), in connection with the registration under the Securities Act of 1933, as amended (the Securities Act), pursuant to the Registration Statement on Form F-4 (as may be amended from time to time, the Registration Statement) filed by the Company and its subsidiaries listed on Schedule 1 hereto (the Guarantors) with the Securities and Exchange Commission of (i) the proposed exchange offer (the Offer) by the Company for all of its outstanding 5.70% Senior Notes Due 2040 issued on 8 October 2010 (the Original Notes) for 5.70% Senior Notes Due 2040 (the Exchange Notes) and (ii) the Guarantees (as defined below). The Original Notes are, and the Exchange Notes will be, issued under the Indenture (as defined in Schedule 2 hereto). Guarantees by the Guarantors that will cover the Exchange Notes (the Guarantees) are made by the Guarantors under a cross guarantee agreement, dated as of 21 May 2007, by and among the Company and the Guarantors, as supplemented by a joinder agreement dated as of 18 December 2009.

We have been asked by the Company to deliver this opinion.

For the purpose of this opinion, we have reviewed the originals or copies of, and relied upon the statements as to factual matters contained in, the documents listed in Schedule 2 hereto (the Documents).

Terms defined in Schedule 2 hereto shall have the same meaning when used in this letter.

Limitations

2. This opinion is subject to the following limitations:

(a)	this opinion is confined to the laws with general applicability (dispositions d’intérêt général/wettelijke regels met algemene gelding) of Belgium, as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of Belgium; the Indenture and the Exchange Notes are subject to the laws of the State of New York; we express no opinion with regard to matters subject to the laws of the State of New York or any laws other than Belgian law;

(b)	we have considered such matters of Belgian law as we have considered necessary or appropriate, and to this aim we have, insofar as it relates to recent laws and case law, conducted such customary investigations as may reasonably be expected of a Belgian lawyer in the circumstances in which this opinion is being rendered; this opinion and any right or liability deriving therefrom shall exclusively be governed by, and construed in accordance with, the laws of Belgium;

(c)	we express no opinion as to the correctness of any representation (whether express or implied) given by any person under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion set out in Section 4 below;

(d)	Belgian legal concepts are expressed in this opinion in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; accordingly, any issues of interpretation arising in respect of the Documents and this opinion will be determined by Belgian courts in accordance with the laws of Belgium and we express no opinion on the interpretation that Belgian courts may make of any such expressions or descriptions;

(e)	we have only examined the Indenture and the Global Note Form with a view to understanding the nature and scope of the obligations undertaken thereunder by the Company, for the sole purpose of rendering an opinion on the specific matters set out in Section 4 below; accordingly, we have not considered, and express herein no opinion with respect to, any other matter;

(f)	we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any Document, or for verifying that no material facts or provisions have been omitted therefrom;

(g)	this opinion cannot be construed as giving certainty that Belgian courts will in the future take the same decisions as in the existing case law and doctrine on which this opinion is based; moreover, not all legal issues discussed in this opinion have been the subject matter of case law and any opinion expressed on such issues herein cannot be construed as giving certainty that a Belgian court will decide in the manner as opined herein; and

(h)	this opinion speaks as of its date; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Assumptions

3. In considering the Documents and in rendering this opinion, we have with your consent and without any further enquiry assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b)	the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c)	that the proceedings described in the minutes referred to in items 5 and 6 of Part II of Schedule 2 hereto were duly conducted, that each of the meetings referred to therein was duly held and that the resolutions passed thereat were duly adopted in compliance with the Belgian Company Code and the Articles, were not revoked and remain in full force and effect;

(d)	that the Indenture has been entered into in good faith for bona fide commercial reasons by the Company and on terms equivalent to arm’s length terms between independent parties, and that the Indenture does not conflict with the corporate interest of the Company;

(e)	that the global note representing the Exchange Notes will be substantially identical to the Global Note Form;

(f)	that the Company has not resolved to enter into liquidation (liquidation/vereffening) nor been deemed in a situation of cessation of payments within the meaning of the law on bankruptcy of 8 August 1997 and, since the date of the certificate referred to in item 4 of Part II of Schedule 2 hereto, has not been declared bankrupt nor filed an application for a judicial reorganisation (reorganisation judiciaire/gerechtelijke reorganisatie) under the law on the continuity of enterprises dated 31 January 2009;

(g)	that all consents, approvals, notices, filings, publications and registrations which are necessary under any applicable laws or regulations (other than the laws of Belgium) in order to permit the execution, delivery or performance of the Indenture and the issue, delivery and clearing of the Exchange Notes have been validly and timely made or obtained;

(h)	that there has been no mistake of fact, fraud, duress or undue influence in relation to the Indenture;

(h)	that, for the purpose of the law of 16 July 2004 on the conflicts of law code, the habitual residence of the Company is located in Belgium;

(i)	that there are no contractual or similar restrictions binding on the Company (other than may by contained in the Indenture or the Articles or pursuant to Belgian laws binding on companies generally) which would affect this opinion; and

(j)	that, for the purpose of Council Regulation (EC) N°1346/2000 of 29 May 2000 on insolvency proceedings, the centre of main interests of the Company is located in Belgium.

Opinion

4. Based upon and subject to the foregoing limitations and assumptions, and subject to the qualifications set out below and any matters not disclosed to us, we are of the opinion that:

(a)	the Company is validly existing as a limited liability company (société anonyme/naamloze vennootschap) under the laws of Belgium;

(b)	the Company has the corporate power to enter into and perform its obligations under the Indenture, to issue and deliver the Exchange Notes and to perform its obligations thereunder;

(c)	the Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Indenture and the issue, delivery and performance of the Exchange Notes; and

(d)	the Indenture has been duly executed and delivered on behalf of the Company.

Qualifications

5. Our opinion is subject to the following qualifications:

(a)	this opinion is subject to all insolvency and other laws affecting the rights of creditors generally;

(b)	the searches and enquiries referred to in this opinion may not reveal the complete and up-to-date position; and

(c)

on 27 May 2010, the shareholders of the Company approved the change of control provision of new notes allowing their holders to require the Company to repurchase their notes in cash upon the occurrence of certain circumstances, for the purpose of article 556 of the Belgian Company Code; the Indenture contains such a change of control provision in respect of the Exchange Notes; on 27 May 2010, the shareholders of the Company also decided that the Company should issue a press release upon the issue of new notes containing a change of control provision as approved by the shareholders and that such press release should include a summary of such provision and indicate the aggregate amount of all outstanding notes of the Company containing such provision; the validity and/or enforceability of the change of control provision contained in the Indenture in respect of the Exchange Notes could be affected if the Company does not issue a press release complying with said decision of the shareholders upon the issue of the Exchange Notes.

Benefit of Opinion

6. This opinion is addressed to you solely in connection with the Offer and, except with our prior written consent, it cannot be transmitted or disclosed to, or used or relied upon by, any other person or used or relied upon by you for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

SCHEDULE 1

Name	Jurisdiction of Organization

Delhaize US Holding, Inc.	Delaware, U.S.A.

Delhaize America, LLC.	North Carolina, U.S.A.

Food Lion, LLC	North Carolina, U.S.A.

Boney Wilson & Sons, Inc.	North Carolina, U.S.A.

Risk Management Services, Inc.	North Carolina, U.S.A.

Hannbro Company	Maine, U.S.A.

Hannaford Licensing Corp.	Maine, U.S.A.

Hannaford Bros. Co.	Maine, U.S.A.

Victory Distributors, Inc.	Massachusetts, U.S.A.

Kash n’ Karry Food Stores, Inc.	Delaware, U.S.A.

FL Food Lion, Inc.	Florida, U.S.A.

Martin’s Foods of South Burlington, Inc.	Vermont, U.S.A.

J. H. Harvey Co., LLC	Georgia, U.S.A.

SCHEDULE 2

PART I

1.	The indenture dated 8 October 2010 between the Company and The Bank of New York Mellon as Trustee, containing the terms and conditions of the Original Notes and the Exchange Notes (the Indenture).

PART II

1.	The Registration Statement on Forms F-4 and S-4 to be filed by the Company with the Securities and Exchange Commission on or about January 7, 2011;

2.	The form of global note representing the Exchange Notes attached to the Indenture as Exhibit B (the Global Note Form);

3.	The co-ordinated version of the articles of association of the Company (statuts/statuten) dated 1 July 2010 (the Articles);

4.	A certificate dated [—] issued by the Clerk of the Commercial Court of Brussels stating that the Company has not been declared bankrupt nor filed an application for a judicial reorganisation (reorganisation judiciaire/gerechtelijke reorganisatie) over the last five years;

5.	An extract of the minutes of the shareholders meeting of the Company held on 27 May 2010 and written evidence (i.e. the publication in the Annexes to the Belgian State Gazette dated 19 July 2010) of the filing with the Clerk of the Commercial Court of Brussels of the relevant decisions recorded in such minutes, for the purpose of article 556 of the Belgian Company Code;

6.	An extract of the minutes of a meeting of the board of directors of the Company held on 11 August 2010 authorising, among other things, the issue of the Exchange Notes in the context of the Offer and the execution of the Indenture, and granting to Stéfan Descheemaeker, CFO of the Company, the authority to execute certain other documents in the context of the Offer; and

7.	The power of attorney dated [—] 2010 pursuant to which [Mr. Stefaan Descheemaeker, CFO of the Company,] sub-delegated his powers of attorney received pursuant to the board meeting referred to in 8 above to [Miguel Silva Gonzalez and Garret Bowne], each with the power to act individually.

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